Exhibit 99.3
February 12, 2008
Mr. Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America, Trustee
Williams Coal Seam Gas Royalty Trust
901 Main Street, Suite 1700
Dallas, TX 75201

Re:	Williams Coal Seam Gas Royalty Trust Proved Reserves and Future Net Revenues As of December 31, 2007
Dear Mr. Hooper:
     At your request, we estimated the proved reserves and projected the future net revenues from the gas reserves in the Fruitland Coal Formation that are attributable to the subject interests of the Williams Coal Seam Gas Royalty Trust (WTU). These interests consist of net profits interests in natural gas properties located in the San Juan Basin in Colorado and New Mexico.
     A summary of the reserves as of December 31, 2007 for the Underlying Properties and Royalty Interests (net to WTU) is as follows:

	Net Gas	Future Net	Present Value
	Reserves,	Revenues,	at 10 Percent
	MMcf	M$	Per Annum, M$
The Underlying Properties
Proved Developed	75,502	253,068	184,657
Proved Undeveloped	5,234	11,849	5,923

Total Proved	80,736	264,917	190,581
The Royalty Interests (Net to WTU)
Proved Developed	21,601	61,602	37,820
Proved Undeveloped	479	1,915	922

Total Proved	22,080	63,517	38,742
     Proved reserves were estimated in accordance with the definitions contained in Securities and Exchange Commission (SEC) Regulation S-X, Rule 4-10(a) as shown in the Appendix.
     In order to estimate the reserves to WTU, it was necessary to estimate the reserves attributable to (1) the Underlying Properties, which are certain working interest properties (Working Interest
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Mr. Ron E. Hooper	February 12, 2008
U.S. Trust, Bank of America, Trustee	Page 2
Williams Coal Seam Gas Royalty Trust
Properties), and net profits interests properties (Farmout Properties) that are managed by Williams Production Company (WPC) and (2) the Royalty Interests, the variable net revenue interest conveyed to WTU by WPC. WTU receives a Specified Percentage of Net Proceeds from gas produced and sold from the Working Interest Properties and from the revenue stream of the Farmout Properties. Currently, for 320-acre spaced wells in the Working Interest Properties and all wells in the Farmout Properties, the percentage of net proceeds is 60 percent.
     For the Working Interest Properties, neither overhead costs (beyond the standard overhead charges for the non-operated properties) nor the effects of depreciation, depletion, and Federal Income Tax have been included. Net Proceeds is defined as revenues derived from the sale of Working Interest Properties gas volumes less severance and ad valorem taxes, lease royalty payments, and operating expenses in excess of the estimates shown in Exhibit B of the WTU Conveyance. The reserves attributable to the Royalty Interests from the Working Interest Properties were computed by multiplying the net gas reserves of the Working Interest Properties by the ratio of (1) the net revenue received by WTU from the Working Interest Properties to (2) total revenues from the Working Interest Properties after deduction of severance and ad valorem taxes.
     The production forecast for the total proved reserves and future net revenues as of December 31, 2007 attributable to the Underlying Properties and to WTU is shown on Table 1. Forecasts for proved developed reserves and proved undeveloped reserves are shown on Tables 2 and 3, respectively. The proved reserves and future net revenues as of December 31, 2007 attributable to the individual Underlying Properties are shown on the attached one-line summary identified as Table 4.
     The estimated gas reserves for the producing wells were primarily estimated by decline curve analyses. For wells with little production history and for undeveloped wells, estimates of ultimate recovery were based on analogy with other wells similarly situated in the Fruitland Coal reservoir.
     In October 2002, the field rules for the Basin Fruitland Coal Gas Pool in New Mexico were revised to allow an optional second (infill) well on the standard 320-acre spacing unit in certain designated areas of the pool. As of July 2003, the field rules were further modified to allow such infill drilling in all areas of the pool. The Working Interest Properties contain 428 developed infill locations and 72 additional infill locations that are evaluated as containing proved undeveloped reserves. WTU holds a net profits interest that entitles WTU to receive 20 percent of the Infill Net Proceeds. Infill Net Proceeds is determined on an aggregate basis, not on a well-by-well basis. For purposes of this evaluation, a payout estimate of 2008 for the infill drilling program was provided by WPC and is based on a projection of production, prices, and the current payout balance. As the infill program continues, WTU’s net proceeds will be reduced by future accumulated capital costs.
     The gas prices and deductions for WTU are based on information provided by WPC. The gas price for the Farmout Properties is $6.430 per MMBtu based on the December 31, 2007 Blanco Hub Index Price. For the Working Interest Properties, the adjusted price of $4.215 per MMBtu was

Mr. Ron E. Hooper	February 12, 2008
U.S. Trust, Bank of America, Trustee	Page 3
Williams Coal Seam Gas Royalty Trust
employed as provided in the Gas Purchase Contract. At the time of termination of WTU, which is no later than December 31, 2012, the Trust Agreement requires liquidation of assets. Because the Gas Purchase Contract will not be applicable after December 31, 2012, the gas price for the Working Interest Properties in this analysis reverts to $6.430 per MMBtu, based on the December 31, 2007 Blanco Hub Index Price. These future production and economic calculations are included in order to provide a reasonable estimate of the future value of the assets after or at the point of termination.
     Gathering and transportation charges, taxes, treating, and other costs payable prior to the delivery points were deducted from the respective prices in order to determine the net wellhead price used in this evaluation. These deductions were held constant.
     Operating expense estimates were based on expenses incurred during 2007 and were not escalated. Where appropriate, estimated operating expenses, which exceeded the operating expenses in Exhibit B to the Conveyance, were deducted in calculating Net Proceeds and, therefore, reduced the amounts payable to WTU.
     Estimates of future net revenues and discounted future net revenues are not intended and should not be interpreted to represent the fair market value of the estimated reserves.
     In preparation of our estimates, we relied on production histories, accounting and cost data, engineering and geological information supplied by WPC, and data from public records. The ownership interests evaluated herein were provided by WPC and were employed as presented. No independent verification of these interests was made by Miller and Lents, Ltd.
     Capital expenditures to plug and abandon wells are considered to be equal to the salvage values of the wells at the time of abandonment. We did not include any consideration for the future environmental restoration that might be required as such was beyond the scope of our assignment. In our projection of future net revenues, no provisions are made for production prepayments or for the consequences of future production balancing.
     The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, and operating and capital costs to vary from those presented in this report. Minor precision inconsistencies in subtotals or totals may exist in the report due to truncation or rounding of aggregated values.
     Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in WTU or WPC or any related company. Our compensation for the required investigations and preparation of this report is not

Mr. Ron E. Hooper	February 12, 2008
U.S. Trust, Bank of America, Trustee	Page 4
Williams Coal Seam Gas Royalty Trust
contingent on the results obtained and reported, and we have not performed other work that would affect our objectivity. Production of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas with more than 20 years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.

Very truly yours, MILLER AND LENTS, LTD.
By:	/s/ Stephen M. Hamburg
Stephen M. Hamburg
Vice President

SMH/jj

WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2007
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2007 PRICES
TOTAL PROVED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2008	178,292	15,854	4.434	70,302	5,759	7,276	1,528	55,740	53,252			3,938	8,402	8,006
2009	143,656	12,674	4.432	56,172	5,031	5,804	1,384	43,954	38,178			3,154	6,750	5,829
2010	116,619	10,237	4.430	45,353	4,473	4,680	1,685	34,514	27,258			2,419	5,223	4,088
2011	95,676	8,347	4.429	36,969	4,032	3,812	413	28,713	20,637			2,010	4,338	3,077
2012	79,182	6,739	4.427	29,837	3,632	3,072	1,466	21,667	14,150			1,450	3,183	2,048
2013	65,039	5,556	4.427	24,594	3,343	2,532	—	18,719	11,131			2,008	7,894	4,586
2014	51,815	4,424	4.424	19,569	3,032	2,009	—	14,528	7,853			1,582	6,213	3,270
2015	41,365	3,524	4.420	15,576	2,728	1,595	—	11,253	5,530			1,245	4,883	2,329
2016	33,094	2,816	4.417	12,437	2,473	1,270	—	8,694	3,883			977	3,829	1,654
2017	26,516	2,256	4.413	9,954	2,251	1,014	—	6,689	2,716			765	2,991	1,171
2018	21,210	1,803	4.410	7,950	2,026	808	—	5,116	1,889			595	2,324	825
2019	16,926	1,439	4.405	6,339	1,804	642	—	3,892	1,307			461	1,797	578
2020	13,451	1,143	4.400	5,029	1,580	507	—	2,942	897			355	1,382	403
2021	10,693	909	4.395	3,995	1,389	401	—	2,205	611			272	1,057	279
2022	8,396	715	4.387	3,135	1,182	313	—	1,640	414			208	803	193
2023	6,477	549	4.378	2,403	954	238	—	1,212	278			158	609	132
2024	4,992	422	4.367	1,841	767	181	—	893	186			120	461	91
2025	3,790	319	4.353	1,388	592	135	—	662	126			91	350	63
2026	2,845	243	4.352	1,058	472	103	—	483	83			68	260	42
2027	2,062	179	4.333	774	339	74	—	361	57			52	198	29
AFTER	6,363	591	4.325	2,556	1,274	243	—	1,039	143			151	570	48
TOTAL	928,458	80,736	4.425	357,234	49,131	36,710	6,476	264,917	190,581			22,080	63,517	38,742
This page is a part of a Miller and Lents, Ltd. report and should not be used independently of the report.

WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2007
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2007 PRICES
TOTAL PROVED DEVELOPED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2008	177,427	15,799	4.433	70,054	5,740	7,249	380	56,686	54,171			3,938	8,402	8,006
2009	139,442	12,389	4.429	54,887	4,931	5,664	—	44,292	38,477			3,154	6,750	5,829
2010	109,814	9,721	4.426	43,031	4,291	4,427	—	34,313	27,097			2,419	5,223	4,088
2011	86,890	7,668	4.422	33,914	3,781	3,479	—	26,654	19,134			2,010	4,338	3,077
2012	69,064	6,078	4.418	26,858	3,372	2,748	—	20,738	13,534			1,450	3,183	2,048
2013	55,141	4,841	4.415	21,374	3,047	2,181	—	16,146	9,579			1,884	7,396	4,291
2014	44,143	3,870	4.411	17,076	2,774	1,738	—	12,564	6,776			1,487	5,833	3,065
2015	35,417	3,095	4.407	13,645	2,500	1,385	—	9,760	4,786			1,173	4,594	2,187
2016	28,484	2,484	4.404	10,942	2,268	1,107	—	7,566	3,372			923	3,611	1,557
2017	22,941	1,998	4.400	8,796	2,064	888	—	5,844	2,368			724	2,828	1,105
2018	18,439	1,604	4.397	7,053	1,853	710	—	4,490	1,654			565	2,204	780
2019	14,778	1,285	4.392	5,644	1,642	566	—	3,436	1,151			439	1,710	549
2020	11,786	1,024	4.387	4,491	1,426	449	—	2,616	797			340	1,320	384
2021	9,402	817	4.382	3,579	1,241	356	—	1,981	548			262	1,014	267
2022	7,419	645	4.374	2,820	1,047	279	—	1,494	376			201	776	186
2023	5,759	498	4.364	2,174	837	213	—	1,124	257			154	593	129
2024	4,493	387	4.354	1,683	673	164	—	847	176			118	453	89
2025	3,495	301	4.344	1,306	539	126	—	641	121			90	346	62
2026	2,684	232	4.343	1,008	435	97	—	476	82			68	260	42
2027	2,019	177	4.331	765	331	73	—	361	57			52	198	29
AFTER	6,363	591	4.324	2,556	1,274	243	—	1,039	143			151	570	48
TOTAL	855,398	75,502	4.418	333,654	46,065	34,142	380	253,068	184,657			21,601	61,602	37,820
This page is a part of a Miller and Lents, Ltd. report and should not be used independently of the report.

WILLIAMS COAL SEAM GAS ROYALTY TRUST
RESERVES AND ECONOMICS AS OF DECEMBER 31, 2007
UNDERLYING PROPERTIES AND TRUST INTERESTS
NON-ESCALATED 12/31/2007 PRICES
TOTAL PROVED UNDEVELOPED RESERVES

	Underlying Properties											Trust Interests
	Natural Gas, MMCF			Revenue	Net Oper Costs, M$			Future Net Revenue, M$		Tax Credits, M$			Future Net Revenue, M$		Tax Credits, M$
			Price	to Net Intr	Oper	Adv&Sev	Future		Disc		Disc	Net		Disc		Disc
Year	Gross	Net	$/Mcf	M$	Expns	Taxes	Capital	Annual	@10%	Annual	@10%	MMCF	Annual	@10%	Annual	@10%

2008	865	55	4.505	248	19	27	1,148	(946)	(920)			—	—	—
2009	4,215	285	4.506	1,286	100	140	1,384	(338)	(299)			—	—	—
2010	6,805	516	4.505	2,322	183	253	1,685	201	162			—	—	—
2011	8,786	678	4.505	3,056	251	333	413	2,059	1,503			—	—	—
2012	10,118	661	4.505	2,979	260	324	1,466	929	616			—	—	—
2013	9,898	715	4.505	3,220	296	351	—	2,574	1,553			124	498	295
2014	7,673	554	4.505	2,494	257	272	—	1,965	1,077			95	380	205
2015	5,948	429	4.505	1,931	228	210	—	1,493	745			72	288	141
2016	4,611	332	4.505	1,496	205	163	—	1,128	511			54	218	97
2017	3,574	257	4.505	1,158	187	126	—	845	348			41	163	66
2018	2,771	199	4.505	897	173	98	—	626	235			30	121	44
2019	2,148	154	4.505	695	162	76	—	457	156			22	88	29
2020	1,665	119	4.506	538	154	59	—	325	101			16	62	19
2021	1,291	93	4.505	417	148	45	—	224	63			11	43	12
2022	977	70	4.505	315	135	34	—	146	37			7	27	7
2023	718	51	4.504	230	117	25	—	88	20			4	16	4
2024	499	35	4.506	158	95	17	—	46	10			2	8	2
2025	295	18	4.492	82	52	9	—	21	4			1	4	1
2026	161	11	4.523	50	38	5	—	7	1			0	1	0
2027	42	2	4.409	10	8	1	—	1	0			0	0	0
AFTER	—	—	—	—	—	—	—	—	—			—	—	—
TOTAL	73,060	5,234	4.505	23,580	3,066	2,568	6,096	11,849	5,923			479	1,915	922
This page is a part of a Miller and Lents, Ltd. report and should not be used independently of the report.